SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2011

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)           On September 15, 2011, at the recommendation of the Compensation Committee, the board of directors adopted the Fiscal Year 2012 Performance Share Plan (the “2012 Plan”) covering the Company’s executive officers – Messrs. Jensen, Herbert and DeMedio. Under the 2012 Plan, each executive officer will be awarded common stock in the event the Company achieves target goals during the fiscal year ending June 30, 2012 relating to the total number of connections, total revenues, operating expenses, and operating earnings. Operating earnings is defined as earnings before interest and taxes (after bonus accruals and stock awards) and before non-operating gains or losses. The number of eligible shares to be awarded to the executives is based upon the following weightings: 30% by the total number of connections; 30% by total revenues; 10% by operating expenses; and 30% by operating earnings. No awards would be made under the 2012 Plan if either (i) none of the minimum, threshold performance target goals have been achieved, or (ii) if operating earnings for the 2012 fiscal year are not equal or better than those during the 2011 fiscal year.

If all of the target performance goals are achieved, the executive officers would be awarded the following number of shares: Mr. Jensen- 225,000 shares; Mr. Herbert – 120,000 shares; and Mr. DeMedio – 50,000 shares. If all of the minimum, threshold performance target goals are achieved, the executive officers would be awarded 20% of the number of shares which would have been awarded to them if all of the target performance goals had been achieved. If all of the maximum, distinguished performance target goals are achieved, the executive officers would be awarded 150% of the number of shares which would have been awarded to them if all of the target performance goals had been achieved. If the actual results for the fiscal year are less than the target goals (but greater than the minimum, threshold performance target goals), each executive would be awarded a lesser pro rata portion of the number of eligible shares.

In the event of the occurrence of a USA Transaction during the fiscal year, and provided that the executive is an employee of USA on the date of such USA Transaction, the Plan shall be terminated and each executive shall be awarded shares as of the date of such USA Transaction as if all of the target performance goals had been met. In the event that the executive’s employment with the Company is terminated by the Company for cause during the fiscal year, or if the executive resigns his employment for any reason other than for good reason during the fiscal year, then the executive shall not be entitled to earn any award under the 2012 Plan. In the event that the executive’s employment with the Company shall be terminated by the Company during the fiscal year for any reason whatsoever other than for cause, or if the executive’s employment is terminated by the executive for good reason during the fiscal year, then the executive shall be awarded shares as if all of the target performance goals had been meet. If the executive’s employment is terminated during the fiscal year as a result of death or disability, the executive shall nevertheless be eligible to earn shares under the 2012 Plan as if he had remained employed with the Company through the end of the fiscal year.

Notwithstanding the above description of the 2012 Plan, the executives would receive shares from the Company pursuant to the 2012 Plan only if and to the extent that shares would be available to be issued to the executives under the existing 2011 stock incentive plan or another stock plan that has been approved by the shareholders of the Company in accordance with NASDAQ Listing Rule 5635(c). If there would not be a sufficient number of shares available to be issued to the executives, the Company would pay to the executives an amount of cash equal to the value of those shares not available to be issued to the executives. In such event, the executives would be required to utilize the cash payment, net of any withholding, payroll or other taxes attributable to the cash payment, to purchase shares of common stock of the Company on the open market.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: September 21, 2011	By:	/s/ George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer